Exhibit 99.01

Tonix Pharmaceuticals to Present at the 10th Annual BIO Europe Spring Conference

New York, NY – March 29, 2016 – Tonix Pharmaceuticals Holding Corp. (NASDAQ: TNXP) (Tonix), which is developing next-generation medicines for fibromyalgia and post-traumatic stress disorder (PTSD), announced today that Ronald Notvest, Ph.D., MBA, Executive Vice President, Commercial Planning and Development of Tonix, will present at the 10th Annual BIO Europe Spring Conference to be held at the Kistamässan Convention Center in Stockholm, Sweden on Tuesday, April 5, 2016 at 4:45 p.m. CET.

During his presentation, Dr. Notvest will provide a corporate update and an overview of Tonix’s fibromyalgia and PTSD clinical programs. Tonix is currently evaluating TNX-102 SL in a randomized, double-blind, placebo-controlled, 12-week Phase 3 AFFIRM clinical trial in fibromyalgia and a randomized, double-blind, placebo-controlled, registration-quality Phase 2 AtEase clinical trial in military-related PTSD. Tonix expects to report top-line AFFIRM data in the third quarter of 2016 and top-line AtEase data in the last half of May 2016. TNX-102 SL is an Investigational New Drug and has not been approved for any indication.

About Tonix Pharmaceuticals Holding Corp.

Tonix is developing next-generation medicines for common disorders of the central nervous system, including fibromyalgia and post-traumatic stress disorder. These disorders are characterized by chronic disability, inadequate treatment options, high utilization of healthcare services, and significant economic burden. This press release and further information about Tonix can be found at www.tonixpharma.com.

Safe Harbor / Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our possible need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2016, and future periodic reports filed with the SEC on or after the date hereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Contact:

Bradley J. Saenger

Chief Financial Officer

(212) 980-9155 x107

bradley.saenger@tonixpharma.com

Jenene Thomas Communications (investors)

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Dian Griesel Int'l. (media)

Susan Forman / Laura Radocaj

(212) 825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com

Source: Tonix Pharmaceuticals Holding Corp.

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